Exhibit 99.1

        SUPERVALU Veteran John Hooley Announces Plans to Retire

   Mike Jackson, SUPERVALU President and Chief Operating Officer, to
                      Lead Retail East Operations

    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 13, 2007--SUPERVALU INC. (NYSE:SVU) announced today that John Hooley, executive vice president and president of Retail East, plans to retire from the company later this spring following a very successful 33 years with SUPERVALU, during which he held multiple leadership roles across the company's retail operations. Hooley's retirement will take effect at the end of April, at which point Mike Jackson, SUPERVALU president and chief operating officer, will lead the company's Retail East operations.

    "John Hooley is one of the most skilled grocery executives whom I have ever worked with, and on behalf of the company I would like to express my thanks and appreciation for his years of service as well as his tremendous contributions to SUPERVALU, which include building our company's expertise in retail," Jeff Noddle, SUPERVALU chairman and CEO, said. "I am very pleased that John will be handing over the reins to Mike Jackson, another seasoned executive who has a rich blend of leadership experience across both retail and supply chain operations. I am confident that Mike will provide the expertise and continuity necessary to complement the strong leadership that exists today across the entire Retail East region."

    Jackson has been with the company for 28 years, serving in a variety of leadership roles in both supply chain services and retail operations, including senior vice president of operations for Retail Food Companies as well as executive vice president and president of Distribution Food Companies. In his expanded role, Jackson will have responsibility for all Retail East operations, including Shaw's, Acme, Shoppers and Farm Fresh. Jackson will continue to serve as president and chief operating officer with responsibility for Six Sigma, the Save-A-Lot extreme-value format and the Enterprise Office. The bigg's and Scott's banners, which were previously part of Retail East, will become part of Retail Midwest under the leadership of Kevin Tripp, executive vice president and president of Retail Midwest.

    "Our Retail East region consists of some of the most recognized brands in the grocery retail industry, all with deep ties to the communities they serve," Jackson said. "I look forward to working with our teams in this region to ensure that they have the tools they need to continue to deliver the very best offer for their customers while fully leveraging the scale of our enterprise."

    Janel Haugarth, SUPERVALU executive vice president and president and chief operating officer of Supply Chain Services, who previously reported to Jackson, will now report directly to Jeff Noddle and will be responsible for all supply chain activities, including Total Logistic Control (TLC), the company's third-party logistics offering.

    Jackson will work closely with Hooley over the coming months to ensure a smooth transition of Hooley's responsibilities for Retail East. Hooley has deep roots in the grocery business - his family founded the Cub Foods operation in 1968 and he joined the business in 1974. A major contributor to the growth of SUPERVALU's retail business, Hooley held a number of leadership roles at Cub Foods following SUPERVALU's acquisition of the banner in 1980 before moving through the SUPERVALU leadership ranks. Hooley was named executive vice president and president of SUPERVALU's Retail East operations following the completion of the company's merger with Albertsons in 2006. He is well-known in the industry for his retail expertise, and in 1997, the Minnesota Grocers Association honored Hooley as the Minnesota Outstanding Grocer.

    "My career at SUPERVALU has been extremely rewarding, and I feel privileged to have had the opportunity to work with Jeff Noddle and our leadership team, which consists of some of the finest grocery professionals in the industry," Hooley said. "When you look across the enterprise at the depth of retail and supply chain expertise that exists in our company, there is no question that SUPERVALU will continue to pave the way for sustainable success."

    Hooley added, "I had always promised myself that I would try something new once I reached this stage of my life, and I am excited about the challenges that await me. Although I will miss the people with whom I have worked throughout the SUPERVALU organization over the years, I look forward to watching these talented individuals lead the company to a successful future in what has become a very exciting industry."

    About SUPERVALU

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 associates. For more information about SUPERVALU visit www.supervalu.com.

    CONTACT: SUPERVALU INC.
             Media:
             Haley Meyer, 952-828-4786
             Haley.Meyer@supervalu.com
             or
             Investors & Financial Media:
             Yolanda Scharton, 952-828-4540
             Yolanda.Scharton@supervalu.com